April 10, 2008

Address

Dear :

Providing liquidity to our members has always been FHLBank Pittsburgh’s principal purpose, and never has our commitment to our members been stronger than now, during this credit market disruption. As we’re all keenly aware, the current environment requires increased vigilance in all areas related to the extension of credit. We have always managed FHLBank according to conservative standards; yet today, the importance of our AAA rating and our ability to access the capital markets is more crucial than ever. To safeguard the strategic advantages of our cooperative institution – and your capital investment – prudent management requires several important changes to our Member Products Policy.

These changes will become effective May 1, 2008. Please review this notice and the attachment carefully; your institution is likely to be affected by at least one of the changes. Also please note that you received a communication several days ago with the standard Maximum Borrowing Capacity report, quarterly collateral certification form and annual minimum capital stock calculation. The individualized information included with that mailing applies until these changes take effect on May 1, 2008.

The changes to the Member Products Policy are in three main areas, each described below:

•	Changes to lending values (i.e., collateral weightings)

•	Delivery of collateral

•	Reporting requirements

The attached sheet – Appendix A – details your Maximum Borrowing Capacity using December 31, 2007 call report data under the current policy and also under the new policy. This comparison allows you to see at-a-glance how the new policy affects your institution.

Changes to Lending Values (Collateral Weightings)

The FHLBank’s lending values are at the core of our secured lending program, protecting us from market, credit, liquidation and economic risk, should we ever need to liquidate the collateral. Conservative and appropriate collateral weightings also support the FHLBank’s AAA credit rating.

Due to the current disruptions in the real estate and mortgage markets, more conservative collateral weightings for both mortgage-backed securities and 1-4 residential mortgage collateral are appropriate based on the following:

•	Housing prices fell nationally for the first time in 17 years

•	Delinquency and foreclosure ratios of residential properties are at all-time highs

•	The non-agency/private label MBS market has been significantly disrupted

•	There is a general lack of liquidity in the marketplace related to mortgages and mortgage pools

For these reasons, the valuation of all quality of mortgages and mortgage pools is increasingly difficult and, therefore, more conservative weightings will be applied to private label mortgage-backed securities and 1-4 residential mortgage collateral.

These changes are intended to protect your investment in FHLBank while, at the same time, still providing readily available funding. These changes will take effect on May 1, 2008. No changes to the lending values on U.S. government securities, multifamily, and ORERC collateral will be made at this time.

The various types of eligible collateral and related lending values that will become effective May 1, 2008 are summarized generally below. Please refer to the revised Member Products Policy, available on Bank4Banks®, for more detail. Your institution-specific information, Appendix A, is attached.

Collateral Type	Current weighting	New weighting
US Treasury & Agency Securities*	97%	97%

Agency MBS*	95%	95%

Private Label AAA-rated MBS*	92%	80%

Private Label AA-rated MBS	92%	Not accepted

1-4 single-family mortgages**	80%	70%

Multi-family mortgages**	65%	65%

ORERC/CFI**	50%	50%

• for delivered securities. Delivery requirement will be implemented on May 1, 2008.
** for standard credit quality members on a blanket lien and undelivered.

Delivery of Collateral

FHLBank continues to accept a wide variety of loan collateral types, along with securities collateral. The main change to the Member Products Policy related to collateral delivery is intended to bring our securities collateral practices in line with industry standards.

The new policy establishes new triggers for delivery or listing of collateral:

•	Advances in excess of loan collateral

•	Advances as a percentage of FHLBank capital

Advances in excess of loan collateral

You will be required to deliver securities collateral to FHLBank or an FHLBank-approved third-party custodian if your total credit obligations to FHLBank (including future dated loans) exceed your loan collateral after collateral weightings are applied. Loan collateral includes single-family residential mortgage loans, multi-family mortgage loans, and other real estate collateral (ORERC) including CFI Collateral from qualifying Community Financial Institutions (CFI).

On May 1, 2008 and thereafter, if you are borrowing or plan to borrow against securities collateral, FHLBank will require the delivery of securities collateral before we will lend against such collateral. As part of our day-to-day loan monitoring, a member of the collateral area will notify you when your Bank’s outstanding advances are within 10% of requiring the delivery of securities collateral.

Advances as a percentage of FHLBank capital

The revised Member Products Policy includes a “concentration trigger” and a “reporting trigger” (see section below) both of which are based on the FHLBank’s capital. At March 31, 2008, FHLBank capital stood at approximately $4.5 billion.

Concentration Trigger - Members with total credit obligations (including future dated loans) in excess of 300% of FHLBank’s total capital will be required to deliver collateral to FHLBank, place loans in a “Borrower-in-Custody” program or provide a detailed listing of loans on a monthly basis. The required amount of collateral to be delivered or listed will be equal to the amount of total credit obligations exceeding the 300% threshold.

Note that the 75% MBC partial delivery trigger, which is in effect today, will continue to remain in effect after May 1, 2008, and you will need to deliver collateral to FHLBank before you borrow above the 75% MBC threshold. In practice, therefore, the collateral delivery trigger will be 75% of MBC or the new 300% of FHLBank’s total capital trigger, whichever is lower.

Reporting Requirements

Reporting Trigger - Additionally, members with total credit obligations in excess of 100% of FHLBank’s capital will be required to provide modified financial statements and a qualifying collateral report on a monthly basis. This information will be sufficient to allow FHLBank to update your MBC in a more timely fashion.

On May 1, 2008 and thereafter, if your total credit obligations exceed 100% or 300% of FHLBank capital, you will be notified to begin providing monthly reporting or delivering/listing collateral, due within 15 calendar days of that month-end. Similar to the delivery of securities collateral discussed previously, we will notify you when your Bank’s outstanding credit obligations are within 10% of the reporting or delivering/listing thresholds.

What should you do now?

1.	Review Appendix A, which is attached, to understand how the new policy affects your institution.

2.	Review the enclosed Q&A on the new policy. Additionally, please visit Bank4Banks® for additional updates to the Q&A, and to read the new Member Products Policy.

3.	For specific questions or concerns, contact your relationship manager or the Collateral Hotline at 412-288-5499.

We understand that the changes to the Member Products Policy regarding collateral may have a significant impact on some of our members. For that reason we are always thoughtful before making such changes. However, in these unusual times, we trust you will agree that it serves all of us to act with utmost prudence. Thank you for your continuing support of FHLBank.

Sincerely,

Craig C. Howie
Group Director, Member Services

Attachment (Appendix A)

Enclosure (Q&A)

Form of
APPENDIX A

The table below summarizes your institution’s MBC based on December 31, 2007 call report data under the current policy and also under the new policy:

Revised MBC
	Current MBC (Valid	(Effective
	through 04/30/08)	05/01/08)	Difference
Maximum Borrowing Capacity

Along with the changes to lending values, the new policy establishes new triggers for the delivery or listing of collateral. The following chart applies the new collateral triggers to your outstanding advances as of March 31, 2008 to determine whether your institution will be required to deliver additional securities collateral beginning May 1, 2008.

Total Credit Products at 03/31/08
Nonsecurities Collateral (NSC)
Difference (Advances – NSC) = Securities Required for Delivery
75% MBC
Difference (Advances – 75% MBC) = Collateral Delivery

Lastly, for comparison purposes, the following table provides a detailed reconciliation of the individual components of your institution’s collateral value based on “current” and “revised” Haircut weightings. Again, this comparison is based on December 31, 2007 call report data.

	Collateral Value	Collateral Value	Difference -
	Based on Current	Based on Revised	Current & Revised
Collateral Type	Haircut Weightings	Haircut Weightings	Collateral Value
US Gov’t. Securities	$	$	$

US Agency Securities	$	$	$

US Gov’t MBS	$	$	$

Private Label Non-Agency MBS	$	$	$

1 – 4 Family	$	$	$

Multi-family	$	$	$

ORERC	$	$	$

Pledged Securities and Adjustments	$	$	$

Total (Net of Pledged Securities and Adjustments)	$	$	$

Q: In an FHLBank letter dated April 4, 2008, I received an updated Maximum Borrowing Capacity report, quarterly collateral certification form and annual minimum capital stock calculation. How do the new policy changes relate to updated Maximum Borrowing Capacity in that April 4 letter?

A: The Maximum Borrowing Capacity in the April 4 letter was based on the regulatory data you filed as of December 31, 2007. It will be in effect between April 4 and April 30, 2008. The new policy changes will become effective May 1, 2008, and will result in a new MBC that will be in effect on May 1 and beyond. Individualized information included with this mailing includes a comparison of your MBC at April 4 and May 1, 2008 so you can see the change at-a-glance.

Q: It seems the new policy is directed to multi-billion dollar borrowers. Is that true?

A: No, in fact, the changes to collateral weightings affect all members. Of course, the triggers for additional collateral delivery/listing or additional reporting for institutions whose borrowings exceed 300% or 100% of FHLBank capital will apply to larger borrowers. The other changes relate to members of all sizes about equally.

Q: The new policy is effective on May 1. If delivery or listing applies to my institution, must I have the collateral delivered by that day?

A: Yes, on May 1, you will need to deliver/list collateral if you exceed any of the following thresholds:

a.	If your total credit obligation to FHLBank exceeds your loan (non-securities) collateral pledged to FHLBank and in effect, you are borrowing against securities collateral, you will need to deliver the securities to FHLBank or to a third party custodian approved by the Bank by May 1, 2008. Thereafter, you will need to deliver the securities to the Bank before you borrow against them.

b.	Consistent with our policy today, you will need to deliver collateral to the Bank if your total credit obligations exceed 75% of your MBC.

c.	Similar to Item b, starting on May 1, 2008, if your total credit obligations exceed 300% of FHLBank’s total capital, you will be required to deliver/list collateral equal to the amount of total credit obligations exceeding the 300% threshold.

Q: If my institution is very close to the 75% of my MBC today and I want to borrow after May 1, what happens?

A: You can borrow up to 100% of your MBC. If you choose to borrow over 75% of your MBC, then the current partial delivery trigger requiring the delivery of collateral for all credit obligations exceeding 75% of your MBC would apply.

Q: Are these collateral weighting changes permanent?

A: When credit and financial markets stabilize, and hopefully improve, FHLBank will consider restoring less stringent collateral weightings. Of course, we will always remain competitive with other funding sources and will revisit collateral weighting levels as market conditions warrant.

Q: Will the FHLBank monitor downgrades to securities or is this additional reporting the Member will have to submit?

A: The FHLBank will monitor downgrades to securities collateral so members will not be required to submit additional reporting.

Q: Our economy, especially in western PA and WV, has not seen the decline in housing prices and increases in foreclosures that headline the news every day. What is your rationale/justification for reducing the collateral weighting of single family loans?

I don’t have any loans in Florida!

A: Housing price declines and the increase in foreclosures were certainly important factors in lowering the Bank’s collateral weighting on mortgage loans. However, the major drivers for the reduction in the collateral weighting of single family mortgage loans have been the widening and volatility in mortgage spreads and the reduction of liquidity in the secondary mortgage market.

Q: With the new policy and procedures, my bank is now under new delivery requirements. Does the FHLBank view my institution as riskier?

A: Although your institution may now fall under one of the Bank’s delivery requirements, we do not necessarily view your institution as riskier. We have a management obligation to perfect our interest in collateral that exceeds the typical member’s borrowing patterns. Accordingly, most of the delivery triggers are usage triggers, to ensure that any member utilizing a high percentage of its MBC has the capacity to deliver collateral upon request. As you use more of your borrowing capacity, you’re more likely to hit such a trigger.

Q: Obviously with the new calculation, my MBC has decreased, particularly on a non-delivered basis. I understand that my advances may exceed the various triggers as long as I deliver collateral to the FHLBank. Wouldn’t it be more cost effective for me to utilize other sources of funding in situations where my funding needs require delivery of collateral?

A: Even with a requirement to deliver collateral, the all-in cost of borrowing from FHLBank is still, in most cases, the most cost-effective alternative for all types of institutions regardless of size. It’s important to consider all of the components of borrowing from the FHLBank, including interest rate, collateral weighting, cost of delivery and return on your capital stock investment when calculating your all-in cost. Your relationship manager can help you calculate the all-in cost for your institution.

Also, please visit Bank4Banks¨ for additional updates to the Q&A.